ITEM 7: EXHIBITS


Exhibit No.    Description

  99.1         Press Release dated June 17, 2003 titled "John Wiley & Sons, Inc.
               Reports Record Results for Fiscal Year 2003" announcing earnings for the fiscal year ended April 30, 2003 (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

ITEM 9:  REGULATION FD DISCLOSURE

               The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to Item 12 Results of Operations and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions
               B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the
               Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

               On June 17, 2003, John Wiley & Sons Inc., a New York corporation (the "Company"), issued a press release announcing the Company's financial results for the fiscal year ended April 30, 2003. A copy of the Company press release is attached hereto as Exhibit
               99.1 and incorporated herein by reference.

                                                                Exhibit 99.1
Ellis E. Cousens
Executive Vice President, Chief Financial & Operations Officer
John Wiley & Sons, Inc.
(201) 748-6534


John Wiley & Sons, Inc. Reports Record Results for Fiscal Year 2003

Hoboken, N.J. June 18, 2003 -- John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today that earnings per diluted share and net income for the fiscal year ended April 30, 2003 reached record levels, advancing 18% to $1.22 and $76.7 million, respectively, excluding a one-time tax benefit in fiscal year 2003 and an unusual charge in both fiscal years 2003 and 2002 related to the Company's relocation to Hoboken, New Jersey. Including the tax benefit and unusual charge, earnings per diluted share and net income for fiscal year 2003 were $1.38 and $87.3 million, compared to $0.91 and $57.3 million in fiscal year 2002. The above results include the effect of lower amortization due to the adoption of SFAS No. 142 in 2003.

Revenues in fiscal year 2003 increased 16% over prior year to a record $854 million, including foreign currency translation effects, or 14% excluding those effects. Excluding Hungry Minds, Wiley's largest acquisition, revenues increased 8%. In addition to Hungry Minds, year-on-year growth was driven primarily by organic growth and the April 2002 acquisitions of GIT Verlag in Germany and A&M Publishing in the UK.

"In a difficult market environment, Wiley continued to perform admirably, providing tangible evidence of the resiliency of our business and the commitment and perseverance of our colleagues around the world. In fiscal year 2003, we accomplished important strategic objectives and achieved record worldwide revenues, earnings, and cash flow," said President and CEO William J. Pesce.

He added, "Our performance, not only during fiscal year 2003, but also over the course of the past decade, demonstrates our team's ability to execute the Company's strategic plan effectively; the competitive strength of Wiley's highly regarded brands; the value our customers place on our deep reservoir of must have content; and the strong foundation of trust and integrity that guides the long-term relationships we have with our authors, our partners, our colleagues, and our investors."

Mr. Pesce concluded, "With Wiley's strong balance sheet and steady cash flow, we are well positioned to capitalize on growth opportunities that meet the Company's strategic and financial objectives. We anticipate mid-to-high single digit increases in revenues and earnings in fiscal year 2004.

For the fourth quarter, which due to the seasonality of the Company's Higher Education business is the least significant in financial terms, earnings per diluted share was $0.13 in fiscal year 2003, as compared to $0.10 in 2002, excluding the unusual relocation charge in the prior period. Revenues for the quarter were $203 million, representing a 7% increase over the prior year, or 4% excluding foreign currency translation effects. In fiscal year 2003, fourth quarter income taxes reflect the effect of higher foreign taxes.

During the year, the Company relocated three of its operations to new offices. Wiley's global headquarters was moved to a waterfront site in Hoboken, New
Jersey, while its European operations were relocated to new offices in Chichester in the U.K. and Weinheim, Germany. All of these new facilities are designed to promote collaboration and productivity, while providing cost-effective space to support future business growth.

Special Items

In the fourth quarter of fiscal year 2002, Wiley finalized its commitment to relocate the Company's headquarters to Hoboken, New Jersey. The relocation was accomplished on schedule and on attractive financial terms. Fiscal years 2003 and 2002 include an unusual pre-tax charge for costs associated with the relocation of approximately $2.5 million ($1.5 million after-tax) and $12.3 million ($7.7 million after-tax), respectively.

As reported in the second quarter, the Company merged several of its European subsidiaries into a new entity, which enabled the Company to increase the tax-deductible asset basis of the merged subsidiaries to fair value at the date of merger. Under U.S. accounting principles, the benefit of $12 million, or $0.19 per diluted share, attributable to the increase in tax basis is immediately included in income. The cash benefit of this change will be recognized pro-rata over a 15-year period. The Company's effective tax rate, excluding this tax benefit, was 33.1% for the year.

Effective May 1, 2002, the Company adopted SFAS No. 142, which eliminates the amortization of goodwill and indefinite lived intangible assets. In fiscal year 2003, the estimated after-tax impact of the non-amortization of goodwill and intangible assets was $1.9 million, or $0.03 per share, for the fourth quarter and $7.8 million, or $0.12 per share, for the year.

During fiscal year 2003, the Company centralized several web development activities that were previously in the publishing operations. This organizational change will enable the Company to leverage these capabilities more efficiently across all of Wiley's global businesses. The expenses for these activities are now included in shared services and administrative costs, whereas previously they were included in business segment results. Accordingly, these expenses have been reclassified for the prior year periods on the attached financial statements to provide a more meaningful comparison.

Segment Highlights

Professional/Trade
------------------
Revenues of Wiley's U.S. Professional/Trade business advanced 27% over fiscal year 2002, reflecting the combined full-year effects of the Hungry Minds acquisition and organic growth. While growth in the first half of the year was very strong, second half performance was adversely impacted by a sluggish retail environment and reduced customer traffic at brick and mortar bookstores as a result of the war in Iraq. Despite these unfavorable external factors, P/T revenues for the fourth quarter advanced 5% over the prior year. Wiley gained market share in all of its P/T publishing categories throughout the year. Global revenues in the fourth quarter and full year of fiscal year 2003 increased 5% and 26%, respectively, over the prior year.

Wiley's business program continues to exhibit strength despite soft market conditions. Eight Wiley business titles appeared on major bestseller lists, including Conquer the Crash: You Can Survive and Prosper in a Deflationary Depression; Five Dysfunctions of a Team: A Leadership Fable; The Morningstar Guide to Mutual Funds: 5-Star Strategies for Success; Home Buying For Dummies; Starting an eBay Business For Dummies; Straight Talk on Investing: What You Need to Know; The Ernst & Young Tax Guide 2003; and JK Lasser's Your Income Tax 2003.

A survey of readers by Training Magazine cited Wiley-Jossey Bass as the best training supplier (based on four criteria: Value, Ease of Use, Met/Exceed Buyer's Expectations, and Exceptional Customer Service) in four categories - Business; Management and Leadership Skills Training; Safety/Compliance Training; and Customer Service. During the quarter, the Company signed an agreement for a publishing partnership with the Institute of Internal Auditors, a leading global association of professionals with 85,000 members in over 120 countries.

The Company's consumer publishing programs had a strong fourth quarter and year, particularly cooking, reference, and travel. Cookbooks that sold well during the fourth quarter were Betty Crocker's Cooking With Diabetes, Betty Crocker's Cookbook 9e, and Weight Watchers New Complete Cookbook. Two Wiley consumer titles appeared on major bestseller lists during the year: Bush's Brain and Religion For Dummies. Wiley titles recently won awards from the International Association of Cooking Professionals and the James Beard Institute. The Company also signed a publishing agreement with The Learning Annex for a series of consumer books on a variety of subjects, including Feng Shui and wine.

Although the overall market for computer books continues to be weak, Wiley's technology publishing program continues to outperform the market and gain significant market share. Performing particularly well are consumer titles in areas such as digital photography, digital imaging software, general PC technology, Windows XP, home networking, eBay, Apple's Mac OS X, Red Hat Linux, and CD/DVD recording. In April, Wiley acquired 34 best-selling computer titles from Wrox Press. During the quarter, the Company signed an agreement to become the exclusive publisher for a series of PC Magazine-branded books.

The Company's professional and academic programs in architecture, culinary/hospitality, psychology, and teacher education had a solid fourth quarter. Wiley launched Graphicstandards.com, a major step in the evolution of the Architectural Graphic Standards franchise. Earlier in the year, Wiley acquired approximately 250 teacher education titles, representing an important step toward becoming the leading publisher of high-quality resources and ready-to-use tools for school leaders and classroom instructors.

Scientific, Technical, and Medical (STM)
----------------------------------------
Wiley's U.S. STM revenues were 2% higher than prior year in fiscal year 2003 and slightly lower than last year in the fourth quarter. The continued success of the Wiley InterScience online service mitigated the adverse impact of the Divine/Rowecom bankruptcy and softness in the STM book market. Global STM revenues for the fiscal year and fourth quarter of 2003 increased 12% as compared to the previous year, bolstered by the acquisitions of GIT Verlag and A&M Publishing, as well as journal growth.

Wiley's STM journal and book business is continuing its transformation to digital access through the growth of Wiley InterScience. The online service experienced a significant increase in the number of journal articles viewed. More than 60% of global journal subscription revenues are now generated by Wiley InterScience licenses. Several licenses were signed during the fourth quarter, including the Japanese Medical and Pharmaceutical Library Associations Consortium in Asia; the University of New South Wales in Australia; the Austrian, Bavarian, Norwegian and Greek consortia in Europe; and Howard University, the Pennsylvania Academic Library Consortium, the Statewide California Electronic Library Consortia, and the Quebec Academic Consortium in North America.

The Company continues to add content and functionality to Wiley InterScience, increasing revenues by meeting customer needs. The Polymer Backfile Collection launched on Wiley InterScience with great success in March. The largest collection of high-quality polymer science backfile articles available online from a single publisher, the Collection includes more than 600,000 pages of articles from seminal journals, such as the Journal of Polymer Science and Macromolecular Chemistry and Physics.

In April, Wiley InterScience launched a new Pay-Per-View service that we expect will generate incremental revenue from customers who want to purchase individual articles by credit card. More than half a dozen major reference works were added to Wiley InterScience during fiscal year 2003, including the sixth edition of the 40-volume Ullman's Encyclopedia of Industrial Chemistry.

Although some key front-list books, such as Considine: Van Nostrand Scientific Encyclopedia 9e, Burger's Medicinal Chemistry and Drug Discovery 6e, and

Horvath/Encyclopedia of Catalysis, exceeded expectations, overall STM book sales were sluggish due to tight library budgets.

Wiley had an excellent year in the continued development of its society journal program, signing agreements to publish several important journals in print and online, such as the British Journal of Surgery, Hepatology, Liver Transplantation, and Ultrasound in Obstetrics and Gynecology. In addition, the Company successfully renewed its publishing contract for Cancer, a publication of the American Cancer Society, and extended its publishing contracts for Annals of Neurology, Journal of Magnetic Resonance Imaging, and Magnetic Resonance in Medicine.

Higher Education
----------------
Fourth quarter and full year revenues for the U.S. Higher Education business were up over the comparable prior year periods by 4% and 5%, respectively. Revenue growth was principally due to a strong front list in the life sciences, as well as solid performances of the physical sciences and social sciences programs. Results continued to be affected by sluggish industry-wide conditions in engineering, although there was some improvement in the fourth quarter. Global revenues for the fiscal year 2003 increased 6% over the prior year.


During the fourth quarter, Higher Education launched its biggest front list ever. Key new products include Hughes-Hallett/Applied Calculus 2e; Tortora and Grabowski/Principles of Anatomy and Physiology 10e; Cutnell/College Physics; Huffman/Psychology 7e; McDaniel/Marketing Research Essentials 4e;
Voet/Biochemistry 3e; Weygandt/Managerial Accounting 2e; and Strahler/Introducing Physical Geography 3e.

Technology is creating new opportunities, as reflected in increased demand for Web-based products and course management tools. Wiley is capitalizing on these opportunities and meeting the evolving needs of students and teachers. An example is Wiley Business Extra Select, which was announced in the third quarter and will enable professors to create customized business courses with material from Wiley textbooks and other sources.

The Higher Education Website offers online learning materials on more than 2,300 subsites to support teaching and learning. Virtual peer training through Wiley's Faculty Resource Network increased dramatically during the fourth quarter, with hundreds of professors participating in virtual seminars and one-on-one collaborations. This unique, reliable, and accessible service is a source of competitive advantage. During the year, the Company began to generate revenue from its eGrade and Interactive Homework Edition initiatives. Our Virtual Bookfairs were expanded to cover most disciplines.

Europe
------
Fourth quarter and full year revenues for fiscal year 2003 from Wiley's European operations were up 32% and 28%, respectively, over prior year, reflecting the GIT Verlag and A&M Publishing acquisitions and organic growth. Primary contributors to the organic growth were the journals program, as well as indigenous P/T titles, such as the global bestseller, Prechter/Conquer the Crash. Results in Germany were negatively affected by a weak advertising market and sluggish book sales.

Top-selling Wiley titles in Europe during the quarter included Tasman/Psychiatry, Tortora/Principles of Anatomy and Physiology, Read/CFO as Business Integrator, and the journal, Numerical Methods in Engineering. Traffic on community-of-interest portals, InPharm.com, spectroscopyNOW.com and pro.physik.de, reached all-time highs during the fourth quarter. In March, Wiley Europe signed an agreement with The Cochrane Collaboration for the publication of the Cochrane Systematic Reviews in evidence-based medicine. These online databases are widely regarded as the world's most authoritative source of information on the effectiveness of health care interventions. In addition to enhancing Wiley's medical publishing program with the addition of prestigious content, the partnership establishes a major presence for the Company in the rapidly emerging area of medical informatics. Wiley Europe was named "Distributor of the Year" for the fifth time in six years by the Academic, Professional, and Specialist Booksellers Group.

Asia, Australia & Canada
------------------------
Wiley's Asian, Australian, and Canadian operations recorded strong results for the year. Revenues in fiscal year 2003, excluding foreign exchange translation gains, increased over prior year by 24% for the full year and 3% for the quarter. Including the effects of foreign exchange translation gains, revenues increased over prior year by 28% for the year and 9% for the quarter. These results were driven by the addition of Hungry Minds, as well as the performance of the P/T and Higher Education programs in Canada, and strong overall growth throughout Asia. Rapid growth of the Company's subscription and translation rights businesses continued in Asia, notably in China and India. The fourth quarter was affected somewhat by the war in Iraq and the SARS outbreak.

Indigenous P/T publishing programs grew in Wiley's Asian, Australian, and Canadian businesses. Two titles, Privatising China by Carl Walter, the COO of JP Morgan, and Capitalist China by Jonathan Wotzel, a senior partner at McKinsey Consulting, reflect the importance of the growing market in China, and also Wiley's success in partnering with prestigious companies. Two Wiley Australia titles, Westfield/HIH, The Inside Story of Australia's Biggest Corporate Collapse and King/Gallipoli, published during the quarter to great acclaim. Wiley Canada had its best year ever, in part on the strength of the For Dummies brand.

Founded in 1807, John Wiley & Sons, Inc., provides must-have content and services to customers worldwide. Its core businesses include scientific, technical, and medical journals, encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley has publishing, marketing, and distribution centers in the United States, Canada, Europe, Asia, and Australia. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb. Wiley's Internet site can be accessed at http://www.wiley.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; and (viii) other factors detailed from time to time in the company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Conference Call Instructions

John Wiley & Sons, Inc., will hold a conference call on Wednesday, June 18, 2003, at 11:30 a.m. (EDT) to discuss its financial results for the fourth quarter and full year of fiscal year 2003. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time:

                                 (800) 289-0437

International callers may participate by dialing: (913) 981-5508

A replay of the call will be available from 2:30 p.m. (EDT) on Wednesday, June 18 through 8:00 p.m. (EDT) on Tuesday, June 24 by dialing (888) 203-1112 or
(719) 457-0820 and entering Passcode 642074.

A      live      audio       Webcast      will      be       accessible       at
http://www.wiley.com/go/communications.   A  replay  of  the  Webcast   will  be
accessible for 14 days afterwards.

                             JOHN WILEY & SONS, INC.
                             SUMMARY OF OPERATIONS
                      FOR THE FOURTH QUARTER AND YEAR END
                         ENDED APRIL 30, 2003 AND 2002
                    (in thousands, except per share amounts)

                                                             Fourth Quarter                       Year
                                                             Ended April 30,                   Ended April 30,
                                                ____________________________________   _____________________________________

                                                    2003        2002        % Change      2003          2002       % Change
                                                ___________   _________     ________   _________      _________    _________

Revenues                                        $  203,330     189,170          7%    $   853,971       734,396         16%

Costs and Expenses
     Cost of Sales                                  70,279      65,654          7%        288,925       243,196         19%
     Operating and Administrative Expenses         113,840     113,006          1%        432,700       373,463         16%
     Amortization of Intangibles (A)                 2,361       4,601        -49%          9,620        17,662        -46%
     Unusual Item - Relocation Expenses (B)              -      12,312                      2,465        12,312
                                                ___________    _________                __________     _________

     Total Costs and Expenses                      186,480     195,573         -5%        733,710       646,633         13%
                                                ___________    _________                __________     _________

Operating Income                                    16,850      (6,403)                   120,261        87,763         37%
     Operating Margin                                 8.3%       -3.4%                      14.1%         12.0%         18%


Interest Expense (Income), Net                       2,468       1,580         56%          7,702         6,645         16%
                                                ___________    _________                __________     _________

Income Before Taxes                                 14,382      (7,983)                   112,559        81,118         39%

Provision (Benefit) for Income Taxes (C)             6,088      (6,492)                    25,284        23,802          6%
                                                ___________    _________                __________     _________

Net Income                                      $    8,294      (1,491)               $    87,275        57,316         52%
                                                ===========    =========                 ==========     =========

Income Per Share
     Diluted                                    $     0.13       (0.02)               $      1.38          0.91         52%
     Basic                                      $     0.13       (0.02)               $      1.42          0.94         50%

Reconciliation of Unusual Items:
Net Income Loss as Reported                     $    8,294      (1,491)               $    87,275        57,316         52%
Relocation Expense, Net of Tax (B)                       -       7,683                      1,479         7,683
Tax Benefit (C)                                          -           -                    (12,025)            -
                                                ___________    _________                __________     _________
     Net Income Before Unusual Items            $    8,294       6,192         34%    $    76,729        64,999         18%
                                                ===========    =========                ==========     =========

Income (loss) Per Share-Diluted as Reported     $     0.13       (0.02)               $      1.38          0.91         52%
Relocation Expense, Net of Tax (B)                       -        0.12                       0.02          0.12
Tax Benefit (C)                                          -           -                      (0.19)            -

     Net Income Per Share-Diluted Before        $     0.13        0.10         36%    $      1.22          1.03         18%
     Unusual Items                              ===========     ========                ==========      ========

Average Shares
     Diluted                                        62,573      63,722                     63,086        63,094
     Basic                                          61,501      61,318                     61,504        60,690

(A) At the beginning of fiscal year 2003, the Company adopted Statement of Financial Accounting Standards No. 142: Goodwill and Other Intangible Assets. In accordance with FAS No. 142, amortization of goodwill and indefinite life intangibles is discontinued. Fiscal year 2002 includes amortization of $2,396 ($1,943 after-tax) for the quarter and $9,553 ($7,845 after-tax) for the year, which is no longer recorded.

(B) In the fourth quarter of fiscal year 2002 Wiley finalized its commitment to relocate the Company's headquarters to Hoboken, N.J. The relocation was completed in the first quarter of fiscal year 2003. The new facilities will meet the Company's growth expectations and provides for a more collaborative and efficient work environment. The relocation was accomplished at attractive financial terms. Fiscal year 2003 and 2002 include an unusual charge for costs associated with the relocation of approximately $2,465, or $1,479 after tax and $12,312 or $7,683 after tax for the respective periods.

(C) Fiscal year 2003 includes a tax benefit of $12,025 equal to $0.19 per diluted share, relating to a step up in the tax basis of a European subsidiary's assets.

                            JOHN WILEY & SONS, INC.
                                SEGMENT RESULTS
                      FOR THE FOURTH QUARTER AND YEAR END
                         ENDED APRIL 30, 2003 AND 2002
                    (in thousands, except per share amounts)

                                                        Fourth Quarter                                Year
                                                       Ended April 30,                            Ended April 30,
                                          _________________________________________    ____________________________________

                                             2003          2002          % Change        2003         2002       % Change
                                         __________      ___________     _________     __________   __________   __________
Revenues
____________________________

US Segment

     Professional/Trade                  $    80,315        76,416            5%     $   321,963      253,072          27%
     Scientific, Technical and Medical        43,655        44,289           -1%         168,208      164,930           2%
     Higher Education                         23,125        22,223            4%         148,220      141,296           5%
                                            __________     _______                       _______      _______
Total US                                     147,095       142,928            3%         638,391      559,298          14%
European Segment                              57,719        43,653           32%         210,482      164,104          28%
Asia, Australia & Canada Segment              16,360        15,017            9%          87,314       68,318          28%
Intersegment Sales Eliminations              (17,844)      (12,428)          44%         (82,216)     (57,324)         43%
                                            __________     _______                       _______      _______
Total Revenues                           $   203,330       189,170            7%     $   853,971      734,396          16%
                                            ==========     =======                       =======      =======
Direct Contribution to Profit
_____________________________
US Segment
     Professional/Trade                  $    21,350        19,491           10%     $    87,354       63,210          38%
     Scientific, Technical and Medical        20,032        16,797           19%          77,937       71,085          10%
     Higher Education                         (2,163)         (571)                       39,938       44,272         -10%
                                            __________     _______                       _______      _______
Total US                                      39,219        35,717           10%         205,229      178,567          15%
European Segment                              21,120        15,089           40%          69,191       56,664          22%
Asia, Australia & Canada Segment               1,553         2,726          -43%          16,278       15,199           7%
                                            __________     _______                       _______      _______
Total Direct Contribution to Profit (A)       61,892        53,532           16%         290,698      250,430          16%


Shared Services and Administrative Costs
________________________________________
     Distribution                            (11,565)      (11,127)           4%         (45,680)     (37,627)         21%
     Information Technology & Development    (12,342)      (13,236)          -7%         (42,427)     (39,750)          7%
     Finance                                  (7,009)       (7,916)         -11%         (27,919)     (23,691)         18%
     Other Administration                    (14,126)      (15,344)          -8%         (51,946)     (49,287)          5%
                                            __________     _______                       _______      _______
Total Shared Services and Admin. Costs       (45,042)      (47,623)          -5%        (167,972)    (150,355)         12%

Unusual Item - Relocation Expenses (B)             -       (12,312)                       (2,465)     (12,312)
                                            __________     _______                       _______      _______

Operating Income                         $    16,850        (6,403)                  $   120,261       87,763          37%
                                            ==========     =======                       =======      =======


(A) At the beginning of fiscal year 2003, the Company adopted Statement of Financial Accounting Standards No. 142: Goodwill and Other Intangible Assets. In accordance with FAS No. 142, amortization of goodwill and indefinite life intangibles is discontinued. Fiscal year 2002 includes amortization of $2,396 ($1,943 after-tax) for the quarter and $9,553 ($7,845 after-tax) for the year, which is no longer recorded.

(B) In the fourth quarter of fiscal year 2002 Wiley finalized its commitment to relocate the Company's headquarters to Hoboken, N.J. The relocation was completed in the first quarter of fiscal year 2003. The new facilities will meet the Company's growth expectations and provides for a more collaborative and efficient work environment. The relocation was accomplished at attractive financial terms. Fiscal year 2003 and 2002 include an unusual charge for costs associated with the relocation of approximately $2,465, or $1,479 after tax and $12,312 or $7,683 after tax for the respective periods.

Certain prior year amounts have been reclassified to conform to the current year's presentation.

                      JOHN WILEY & SONS, INC.
            CONDENSED STATEMENTS OF FINANCIAL POSITION
                          (in thousands)

                                                                               April 30,     April 30,
                                                                                 2003          2002
                                                                            _____________   ____________

Current Assets

       Cash & cash equivalents                                         $        33,241         39,705
       Accounts receivable                                                     120,057        101,084
       Inventories                                                              83,337         69,799
       Other current assets                                                     47,209         64,671
                                                                              ________       ________
       Total Current Assets                                                    283,844        275,259

Product Development Assets                                                      60,842         63,055
Property and Equipment                                                         114,870         72,127
Goodwill                                                                       192,186        189,099
Intangible Assets                                                              280,872        275,295
Other Assets                                                                    23,358         21,310
                                                                              ________       ________
       Total Assets                                                            955,972        896,145
                                                                              ========       ========
Current Liabilities
       Notes Payable & Current portion of long-term debt                        35,000         30,000
       Accounts and royalties payable                                           71,296         67,516
       Deferred subscription revenues                                          131,392        125,793
       Accrued income taxes                                                      7,953          9,769
       Other accrued liabilities                                                77,624         87,315
                                                                              ________       ________
       Total Current Liabilities                                               323,265        320,393
Long-Term Debt                                                                 200,000        235,000
Accrued Pension liability                                                       54,909         27,184
Other Long-Term Liabilities                                                     28,190         22,643
Deferred Income Taxes                                                            5,604         14,275
Shareholders' Equity                                                           344,004        276,650
                                                                              ________       ________
       Total Liabilities & Shareholders' Equity                        $       955,972        896,145
                                                                              ========       ========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                        Year
                                                                                   Ended April 30,
                                                                              ________________________

                                                                               2003             2002
                                                                             ________         _________
Operating Activities
       Net income                                                      $      87,275           57,316
       Amortization of intangibles                                             9,620           17,662
       Amortization of composition costs                                      29,923           25,653
       Depreciation of property and equipment                                 23,420           16,007
       Write-off of Investment                                                     -            4,989
       Unusual Item - Relocation Related Expenses                                  -           12,312
       Other non-cash items                                                   52,173           23,649
       Net change in operating assets and liabilities                        (33,283)          (4,855)
       Payment of acquisition related liabilities                                  -          (12,367)
                                                                             _______          _______
       Cash Provided By (Used for) Operating Activities                      169,128          140,366
                                                                             _______          _______
Investing Activities
       Additions to product development assets                               (51,835)         (48,039)
       Additions to property and equipment                                   (63,221)         (33,643)
       Acquisition of publishing assets, net of cash acquired                (10,500)        (232,393)
                                                                            _________        ________
       Cash Used for Investing Activities                                   (125,556)        (314,075)
                                                                            _________        ________
Financing Activities
       Borrowings of long-term debt                                                -          200,000
       Repayment of long-term debt                                           (30,000)         (30,000)
       Cash dividends                                                        (12,344)         (11,015)
       Purchase of treasury shares                                           (11,661)          (1,880)
       Proceeds from issuance of stock on option exercises & other             1,500            2,813
                                                                             ________         _______
       Cash Provided by (Used for) Financing Activities                      (52,505)         159,918
                                                                             ________         _______
Effects of Exchange Rate Changes on Cash                                       2,469              549
                                                                             ________         _______
Decrease in Cash and Cash Equivalents for Period                       $      (6,464)         (13,242)
                                                                             ========         =======